Exhibit 99.3

FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C.

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In the Matter of	)	CONSENT ORDER
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DORAL BANK	)
SAN JUAN, PUERTO RICO	)	FDIC-12-134b
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(INSURED STATE NONMEMBERBANK))
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The Federal Deposit Insurance Corporation (“FDIC”) is the appropriate Federal banking agency for DORAL BANK, San Juan, Puerto Rico (“Bank”), under section 3(q) of the Federal Deposit Insurance Act (“Act”), 12 U.S.C. § 1813(q).

The Bank, by and through its duly elected and acting Board of Directors (“Board”), has executed a STIPULATION AND CONSENT TO THE ISSUANCE OF A CONSENT ORDER (“CONSENT AGREEMENT”), dated August 8, 2012, that is accepted by the FDIC. With the CONSENT AGREEMENT, the Bank has consented, without admitting or denying any charges of unsafe or unsound banking practices or violations of law or regulation relating to, among other things, weaknesses in management, asset quality, capital, earnings and liquidity, to the issuance of this Consent Order (“ORDER”) by the FDIC.

Having determined that the requirements for issuance of an order under section 8(b) of the Act, 12 U.S.C. § 1818(b), have been satisfied, the FDIC hereby orders that:

BOARD PARTICIPATION

1. (a) The Board shall increase its oversight of the affairs of the Bank, assuming full responsibility for the approval of sound policies and objectives and for the oversight of all of the Bank’s activities, consistent with the role and expertise commonly expected for directors of banks of comparable size.

(b) This oversight shall include meetings to be held no less frequently than monthly at which, at a minimum, the following areas shall be reviewed and approved: reports of income and expenses; to the extent appropriate, new, overdue, renewal, insider, charged off, delinquent (30 to 89 days), nonaccrual, nonperforming, classified and recovered loans; investment activity; internal loan watch; liquidity levels and funds management; adoption or modification of operating policies; individual committee reports; audit reports; internal control reviews including managements’ responses; reconciliation of general ledger accounts; and compliance with this ORDER. Board minutes shall document these reviews and approvals, including the names of any dissenting directors.

(c) The Bank shall notify the Regional Director of the FDIC’s New York Regional Office (“Regional Director”) and the Commissioner of Financial Institutions for Puerto Rico (“Commissioner”) in writing of any resignations or terminations of any members of its Board or any of its “senior executive officers” (as that term is defined in section 303.101(b) of the FDIC’s Rules and Regulations) within 10 days of the event. Prior to the addition of any individual to the Board or the employment of any individual as a senior executive officer, or any change in the title or function of a senior executive officer or director, the Bank shall request and obtain the Regional Director’s and the Commissioner’s written non-objection. Any notification required by this subparagraph shall include a description of the background and experience of any proposed new senior executive officer or Board member and must be received at least 30 days prior to the individual assuming the new position. The Bank shall also establish procedures to ensure compliance with section 32 of the Act, 12 U.S.C. § 1831i, and Subpart F of Part 303 of the FDIC’s Rules and Regulations, 12 C.F.R. Part 303.

MANAGEMENT

2. (a) The Bank shall have and retain qualified management. At a minimum, such management shall include: a chief executive officer with proven ability in managing a bank of comparable size and complexity and experience in upgrading a low quality loan portfolio; a senior lending officer with an appropriate level of lending, collection, and loan supervision experience for the type and quality of the Bank’s loan portfolio; and a chief financial officer with demonstrated ability in all financial areas including, but not limited to, accounting, regulatory reporting, budgeting and planning, management of the investment function, liquidity management, and interest rate risk management. The Board shall provide the necessary written authority to management to implement the provisions of this ORDER.

(b) The qualifications of management shall be assessed on its ability to:

(i) comply with the requirements of this ORDER;

(ii) operate the Bank in a safe and sound manner;

(iii) comply with applicable laws, rules, and regulations; and

(iv) restore all aspects of the Bank to a safe and sound condition, including capital adequacy, asset quality, management effectiveness, earnings, liquidity, and sensitivity to interest rate risk.

(c) Within 45 days from the effective date of this ORDER, the Bank shall retain a third-party bank consultant who is acceptable to the Regional Director and the Commissioner who will develop a written analysis and assessment of the Bank’s Board and management needs (“Management Report”) for the purpose of ensuring appropriate Board oversight and providing qualified management for the Bank.

(d) Within 30 days from the effective date of this ORDER, the Bank shall provide the Regional Director and the Commissioner with a copy of the proposed engagement letter or contract with the third-party bank consultant for non-objection or comment before it is executed.

(e) The contract or engagement letter shall include, at a minimum:

(i) a description of the work to be performed under the contract or engagement letter, the fees for each significant element of the engagement, and the aggregate fee;

(ii) the responsibilities of the third-party bank consultant;

(iii) identification of the professional standards covering the work to be performed;

(iv) identification of the specific procedures to be used when carrying out the work to be performed;

(v) the qualifications of the individual(s) who are to perform the work;

(vi) the time frame for completion of the work;

(vii) any restrictions on the use of the reported findings;

(viii) a provision for unrestricted examiner access to work papers; and

(ix) a certification that the firm or individual is not affiliated in any manner with the Bank.

(f) The Management Report shall be developed within 60 days from the date the Regional Director and the Commissioner issue a letter of non-objection to the engagement of the third-party bank consultant and shall include, at a minimum:

(i) identification of both the type and number of Board and senior executive officer positions needed to properly oversee the Bank’s management and supervise the affairs of the Bank, respectively;

(ii) identification and establishment of such Board and management committees as are needed to provide guidance and oversight to the Bank’s management;

(iii) evaluation of all Board members and senior executive officers to determine whether these individuals possess the ability, experience and other qualifications required to perform present and anticipated duties, including adherence to the Bank’s established policies and practices, and restoration and maintenance of the Bank in a safe and sound condition;

(iv) evaluation of the compensation of all of the officers senior executive officers and directors of the Bank, including salaries, director fees, and other benefits;

(v) evaluation of the reasons for the excessive turnover in officer/senior executive officer positions at the Bank since 2006; and

(vi) a plan to recruit and hire any additional or replacement personnel with the requisite ability, experience and other qualifications to fill any director or officer senior executive officer positions identified in the Management Report.

(g) Within 30 days from receipt of the Management Report, the Bank shall formulate a written plan (“Management Plan”) that incorporates the findings of the Management Report, a plan of action in response to each recommendation contained in the Management Report, and a time frame for completing each action.

(h) At a minimum, the Management Plan shall:

(i) contain a recitation of the recommendations included in the Management Report, a plan of action to respond to each recommendation, and a time frame for completing each action;

(ii) include provisions to implement necessary training and development for the Bank’s management;

(iii) establish procedures to periodically review and update the Management Plan, as well as periodically review and assess the performance of each senior executive officer; and

(iv) contain a current management succession plan.

(i) The Management Plan shall be submitted to the Regional Director and the Commissioner for non-objection or comment. Within 30 days from receipt of non-objection or any comments from the Regional Director and the Commissioner, and after incorporation and adoption of all comments, the Board shall approve the Management Plan, which approval shall be recorded in the minutes of the Board meeting. Thereafter, the Bank shall implement and fully comply with the Management Plan.

LOSS CHARGE-OFF

3. The Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified “Loss” by the FDIC and the Commissioner in the current Report of Examination that have not been previously collected or charged off. Elimination or reduction of such assets with the proceeds of other Bank extensions of credit shall not be considered “collection” for purposes of this paragraph. Thereafter, within 30 days after the receipt of any subsequent report of examination of the Bank from the FDIC and/or the Commissioner, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified “Loss” in any subsequent report of examination that have not been previously collected or charged off.

REDUCTION OF DELINQUENCIES AND CLASSIFIED ASSETS

4. (a) Within 60 days from the effective date of this ORDER, the Bank shall formulate and submit for review, as described in subparagraph (c), a written plan (“Delinquent and Classified Asset Plan”) to reduce the Bank’s risk position in each loan in excess of $1 million which is more than 90 days delinquent or classified “Substandard” or “Doubtful” in the current Report of Examination. Thereafter, the Delinquent and Classified Asset Plan shall be revised to reduce the Bank’s risk position in each loan relationship in excess of $1 million which becomes more than 90 days delinquent or classified “Substandard,” “Doubtful” or listed for “Special Mention” in any subsequent report of examination. For purposes of this provision, “reduce” means to collect, charge off, or improve the quality of an asset so as to warrant its removal from adverse classification by the Regional Director and the Commissioner.

(b) The Delinquent and Classified Asset Plan shall include, at a minimum, the following:

(i) an action plan to review, analyze and document the current financial condition of each delinquent or adversely classified borrower including source of repayment, repayment ability, and alternative repayment sources, as well as the value and accessibility of any pledged or assigned collateral, and any possible actions to improve the Bank’s collateral position;

(ii) a schedule for reducing the outstanding dollar amount of each delinquent or adversely classified asset, including timeframes for achieving the reduced dollar amounts (at a minimum, the schedule for each delinquent or adversely classified asset must show its dollar balance on a quarterly basis);

(iii) specific action plans intended to reduce the Bank’s risk exposure in each delinquent and adversely classified asset;

(iv) delineate areas of responsibility for loan officers; and

(v) provide for the submission of monthly written progress reports to the Board for review and notation in minutes of the Board meetings.

(c) The Delinquent and Classified Asset Plan shall be submitted to the Regional Director and Commissioner for non-objection or comment. Within 30 days from receipt of non-objection or any comments from the Regional Director and Commissioner, and after incorporation and adoption of all comments, the Board shall approve the Delinquent and Classified Asset Plan, which approval shall be recorded in the minutes of the Board meeting. Thereafter, the Bank shall implement and fully comply with the Delinquent and Classified Asset Plan.

(d) The Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who is already obligated in any manner to the Bank on any extensions of credit (including any portion thereof) that has been charged off the books of the Bank or classified “Loss” in the current Report of Examination or any future report of examination, so long as such credit remains uncollected. If the Bank determines that failure to extend any additional credit would be substantially detrimental to the best interests of the Bank, a waiver or non-objection may be requested from the Regional Director and Commissioner. Such waiver request shall be made by the Board and contain a certification in writing as to the specific reasons why failure to advance additional funds would be substantially detrimental to the best interests of the Bank.

(e) The Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower whose loan or other credit is more than 90 days delinquent or has been classified “Substandard”, “Doubtful”, or is listed for “Special Mention” in the current Report of Examination or any future report of examination, and is uncollected, unless the Board, or designated committee thereof, provides, in writing, a detailed explanation of why the extension is in the best interest of the Bank. Prior to extending additional credit pursuant to this subparagraph, whether in the form of a renewal, extension, or further advance of funds, such additional credit shall be approved by the Board, who shall determine that:

(i) the failure of the Bank to extend such credit would be detrimental to the best interests of the Bank, with a written explanation of why the failure to extend such credit would be detrimental;

(ii) the extension of such credit would improve the Bank’s position, with a written explanatory statement of how and why the Bank’s position would improve; and

(iii) an appropriate workout plan has been developed and will be implemented in conjunction with the additional credit to be extended.

(f) The Board’s determinations and approval shall be recorded in the minutes of the Board meeting and copies shall be submitted to the Regional Director and Commissioner at such times as the Bank submits the progress reports required by this ORDER or sooner upon the written request of the Regional Director or the Commissioner.

CAPITAL

5. (a) Within 60 days from the effective date of this ORDER, the Board shall develop a written capital plan (“Capital Plan”), subject to review and approval of the Regional Director and the Commissioner as described in subparagraph (c), that details the manner in which the Bank will meet and maintain a Tier 1 Capital Ratio of at least 8%; a Tier 1 Risk-Based Capital Ratio of at least 10%; and a Total Risk-Based Capital Ratio of at least 12% (as such terms are defined in Part 325 of the FDIC’s Rules and Regulations, 12 C.F.R. Part 325). At a minimum, the Capital Plan shall include specific benchmark Tier 1 Capital Ratios, Tier 1 Risk-Based Capital Ratios,

and Total Risk-Based Capital Ratios to be met at each calendar quarter end until the required capital levels are achieved. The Bank shall comply with the FDIC’s Statement of Policy on Risk-Based Capital found in Appendix A to Part 325 of the FDIC’s Rules and Regulations, 12 C.F.R. Part 325, App. A.

(b) In the event any capital ratio falls below the minimum required by the approved Capital Plan, the Bank shall immediately notify the Regional Director and the Commissioner and within 60 days shall either:

(i) increase capital in an amount sufficient to comply with the capital ratios as set forth in the approved Capital Plan; or

(ii) submit to the Regional Director and the Commissioner a contingency plan (“Contingency Plan”) for the sale, merger, or liquidation of the Bank in the event the primary sources of capital are not available within 120 days. The Capital Plan and Contingency Plan shall be submitted for review as described below.

(c) The Capital Plan, and the Contingency Plan (if necessary), shall be submitted to the Regional Director and Commissioner for non-objection or comment. Within 30 days from receipt of non-objection or any comments from the Regional Director and the Commissioner, and after incorporation and adoption of all comments, the Board shall approve the Capital Plan, and the Contingency Plan (if necessary), which approval shall be recorded in the minutes of the Board meeting. Thereafter, the Bank shall implement and fully comply with the Capital Plan and the Contingency Plan.

(d) The Board shall review the Bank’s adherence to the Capital Plan, at minimum, on a monthly basis. Copies of the reviews and updates shall be submitted to the Regional Director and the Commissioner as part of the progress reports required by this ORDER.

ALLOWANCE FOR LOAN AND LEASE LOSSES

6. (a) Within 90 days from the effective date of this ORDER, the Bank shall develop and submit for review as described in subparagraph (d), a comprehensive policy and methodology for determining the allowance for loan and lease losses (“ALLL Policy”). The ALLL Policy shall provide for a review of the ALLL at least once each calendar quarter. Said review should be completed at least 7 days prior to the end of each calendar quarter in order that the results of the review conducted by the Board may be properly reported in the quarterly Consolidated Reports of Condition and Income (“Call Report”). Such reviews shall, at a minimum, be made in accordance with:

(i) Financial Accounting Standards Board (“FASB”) ASC 310-40 and FASB ASC 310-10-35-2 through 30;

(ii) the FFIEC’s Instructions for the Call Report;

(iii) the Interagency Statement of Policy on the Allowance for Loan and Lease Losses (FIL-105-206, issued December 13, 2006);

(iv) other applicable regulatory guidance that addresses the appropriateness of the Bank’s ALLL; and

(v) any analysis of the Bank’s ALLL provided by the FDIC.

(b) Such reviews shall include, at a minimum:

(i) the Bank’s loan loss experience;

(ii) an estimate of the potential loss exposure in the Bank’s loan portfolio; and

(iii) trends of delinquent and nonaccrual loans and prevailing and prospective economic conditions.

(c) The minutes of the Board meetings at which such reviews are undertaken shall include complete details of the reviews and the resulting recommended adjustment in the ALLL. The Board shall document in the minutes the basis for any determination not to require provisions for loan losses in accordance with subparagraphs (a) and (b).

(d) The ALLL Policy shall be submitted to the Regional Director and the Commissioner for non-objection or comment. Within 30 days from receipt of non-objection or any comments from the Regional Director and the Commissioner, and after incorporation and adoption of all comments, the Board shall approve the ALLL Policy, which approval shall be recorded in the minutes of the Board meeting. Thereafter, the Bank shall implement and fully comply with the ALLL Policy.

(e) A deficiency in the ALLL shall be remedied in the calendar quarter in which it is discovered by a charge to current operating earnings prior to any Tier 1 capital determinations required by this ORDER and prior to the Bank’s submission of its Call Report. The Bank shall thereafter maintain an appropriate ALLL.

(f) The analysis supporting the determination of the adequacy of the ALLL shall be submitted to the Regional Director and the Commissioner. These submissions shall be made at such times as the Bank submits the progress reports required by this ORDER or sooner upon the written request of the Regional Director or Commissioner. In the event that the Regional Director or the Commissioner determines that the Bank’s ALLL is inadequate, the Bank shall increase its ALLL and amend its Call Reports accordingly.

LOAN POLICY

7. (a) Within 60 days from the effective date of this ORDER, the Bank shall conduct a review of the Bank’s loan policies and procedures for adequacy and, based upon such review, shall make all appropriate revisions to the loan policies and procedures (“Loan Policy”) necessary to address the lending and credit administration deficiencies identified in the current Report of Examination. The revised Loan Policy shall be submitted for review as described in subparagraph (c). The Board shall also establish review and monitoring procedures to ensure that all lending personnel adhere to the Loan Policy, and that the Board receives timely and fully documented reports on loan activity, including reports that identify deviations from the Loan Policy.

(b) The Loan Policy shall, at minimum:

(i) require that all extensions of credit originated or renewed by the Bank, including loans purchased from a third party (loan participations):

1.1.1.2.1. have a clearly defined and stated purpose;

1.1.1.2.2. have a predetermined and realistic repayment source and schedule, including secondary source of repayment;

1.1.1.2.3. are supported by complete loan documentation, including lien searches, perfected security interests, and collateral valuations; and

1.1.1.2.4. are supported by current financial information, profit and loss statements and/or copies of tax returns, and cash flow projections, which shall be maintained throughout the term of the loan; and are otherwise in conformance with the Loan Policy;

(ii) require monthly monitoring and analyses of the Bank’s commercial real estate loan portfolio consistent with the Interagency Guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices (FIL-104-2006, issued December 12, 2006);

(iii) require appropriate risk management practices and guidelines for the restructuring of loans and for the timely identification and reporting of troubled debt restructurings (“TDRs”), as defined in the Call Report instructions and as outlined in the Policy Statement on Prudent Commercial Real Estate Loan Workouts (FIL-61-2009, issued October 30, 2009);

(iv) incorporate limitations on the amount that can be loaned in relation to established collateral values, require the source of collateral valuations be identified, require that collateral valuations be completed prior to the commitment to lend funds, and require that collateral valuations be performed on a periodic basis over the term of the loan;

(v) require accurate reporting of past due loans to the Board or the Bank’s loan committee at least monthly;

(vi) require the individual reporting of loans granted as exceptions to the Loan Policy and aggregation of such loans in the portfolio;

(vii) prohibit the establishment of interest reserves and the capitalization of interest or loan-related expenses unless the Board or the Bank’s loan committee provides, in writing, a detailed explanation of why such action is in the best interest of the Bank; and

(viii) establish review and monitoring procedures for compliance with the FDIC’s appraisal regulation, 12 C.F.R. Part 323, and the Interagency Appraisal and Evaluation Guidelines (FIL-82-010, issued December 2, 2010).

(c) The Loan Policy shall be submitted to the Regional Director and the Commissioner for non-objection or comment. Within 30 days from receipt of non-objection or comments from the Regional Director and the Commissioner, and after incorporation and adoption of all comments, the Board shall approve the Loan Policy, which approval shall be recorded in the minutes of the Board meeting. Thereafter, the Bank shall implement and fully comply with the Loan Policy.

LOAN REVIEW PROGRAM

8. (a) Within 60 days from the effective date of this ORDER, the Board shall establish a program of independent loan review that will provide for a periodic review of the Bank’s loan portfolio and the identification and categorization of problem credits (“Loan Review Program”).

(b) At a minimum, the Loan Review Program shall provide for:

(i) prompt identification of loans with credit weaknesses that warrant the special attention of management, including the name of the borrower, amount of the loan, reason why the loan warrants special attention; and assessment of the degree of risk that the loan will not be fully repaid according to its terms;

(ii) prompt identification of all outstanding balances and commitments attributable to each obligor identified under the requirements of subparagraph (i), including outstanding balances and commitments attributable to related interests of such obligors, including the obligor of record, relationship to the primary obligor identified under subparagraph (i), and an assessment of the risk exposure from the aggregate relationship;

(iii) identification of trends affecting the quality of the loan portfolio and potential problem areas;

(iv) assessment of the overall quality of the loan portfolio;

(v) identification of credit and collateral documentation exceptions;

(vi) identification and status of violations of laws, rules, or regulations with respect to the lending function;

(vii) identification of loans that are not in conformance with the Bank’s Loan Policy;

(viii) identification of loans to directors, officers, principal shareholders, and their related interests; and

(ix) a mechanism for reporting periodically, but in no event less than quarterly, the information developed in (i) through (viii) above to the Board.

(c) The Loan Review Program shall be submitted to the Regional Director and the Commissioner for non-objection or comment. Within 30 days from receipt of non-objection or any comments from the Regional Director and the Commissioner, and after incorporation and adoption of all comments, the Board shall approve the Loan Review Program, which approval shall be recorded in the minutes of the Board meeting. Thereafter, the Bank shall implement and fully comply with the Loan Review Program.

LOAN MODIFICATION PROGRAMS

9. (a) Within 45 days from the effective date of this ORDER, the Bank shall engage a qualified independent third-party firm, acceptable to the Regional Director and the Commissioner, to conduct a review of the Bank’s various residential loan modification programs, and prepare a written analysis and assessment of their findings, along with recommendations (“Loan Modification Report”).

(b) Within 30 days from the effective date of this ORDER, the Bank shall provide the Regional Director and the Commissioner with a copy of the proposed engagement letter or contract with the third party for non-objection or comment before it is executed.

(c) The contract or engagement letter shall include, at a minimum:

(i) a description of the work to be performed under the contract or engagement letter, the fees for each significant element of the engagement, and the aggregate fee;

(ii) the responsibilities of the consultant;

(iii) identification of the professional standards covering the work to be performed;

(iv) identification of the specific procedures to be used when carrying out the work to be performed;

(v) the qualifications of the individual(s) who are to perform the work;

(vi) the time frame for completion of the work;

(vii) any restrictions on the use of the reported findings;

(viii) a provision for unrestricted examiner access to work papers; and

(ix) a certification that the firm or individual is not affiliated in any manner with the Bank.

(d) The Loan Modification Report shall be developed within 90 days from the engagement of the third party and shall include, at a minimum:

(i) identification and status of an adequate sample of credits that have been modified and/or restructured by the Bank in accordance with the Bank’s various modification programs. Identification shall include the name, original and current loan amounts, original and current interest rate, original and current payment, the establishment and use of principal forebearance and/or interest-only terms, as well as current payment history;

(ii) assessment of the borrower’s ability to repay the outstanding loan balance and original terms as well as underlying collateral value;

(iii) evaluation of management’s underwriting practices, risk rating process, and compliance with regulatory reporting requirements as they relate to the identified loan portfolio. This evaluation should include, but is not limited to, the Bank’s identification of problem assets and workout strategies, placement of credits on past due or non-accrual status, and compliance with guidance relating to TDRs, as defined in the instructions to the quarterly Call Report and in the Policy Statement on Prudent Commercial Real Estate Loan Workouts (FIL-61-2009, issued October 30, 2009); and

(iv) based on the findings of subparagraph (c), include an assessment of impact on the Bank’s earnings and ALLL;

(e) The Loan Modification Report shall be submitted to the Board for review and the Regional Director and Commissioner for non-objection or comment. Within 30 days from receipt of non-objection or any comments from the Regional Director and the Commissioner, and after incorporation and adoption of all comments, the Board shall approve the Loan Modification Report, which approval shall be recorded in the minutes of the Board meeting.

(f) If applicable, within 30 days from receipt of non-objection or any comments from the Regional Director and Commissioner, and after incorporation and adoption of all comments, the Bank shall review its Call Reports filed with the FDIC on and after December 31, 2010, and amend said reports if necessary to accurately reflect the financial condition of the Bank as of the date of each such report.

(g) All credits that are modified or restructured, shall be approved by the Board, or a designated committee thereof, who shall determine that:

(i) the failure of the Bank to extend or restructure such credit would be detrimental to the best interests of the Bank, with a written explanation of why the failure to extend such credit would be detrimental;

(ii) the extension of such credit would improve the Bank’s position, with a written explanatory statement of how and why the Bank’s position would improve; and

(iii) an appropriate workout plan has been developed, including obtaining current appraisals and/or evaluations, consistent with regulatory requirements and sound banking practices, and will be implemented in conjunction with the additional credit to be extended.

(h) The Board’s determinations and approval shall be recorded in the minutes of the Board meeting and copies shall be submitted to the Regional Director and the Commissioner at such times as the Bank submits the progress reports required by this ORDER or sooner upon the written request of the Regional Director or the Commissioner.

APPRAISAL COMPLIANCE PROGRAM

10. (1.1.) Within 30 days from the effective date of this ORDER, the Bank shall revise its appraisal compliance program, including enhancing the Bank’s appraisal policy to capture risk management and internal controls that ensure that appraisals are obtained in a timely manner when required by law or regulation and that appraisals contain appropriate valuation approaches to support assigned values consistent with Part 323 of the FDIC’s Rules and Regulations, 12 C.F.R. Part 323, and the Interagency Appraisal and Evaluation Guidelines (FIL-82-010, issued December 2, 2010).

(b) Within 90 days from the effective date of this ORDER, the Bank shall certify to the Regional Director and the Commissioner that adequate training has been provided to account managers who are responsible for obtaining and reviewing appraisals to ensure that they include all necessary information consistent with the Loan Policy, employ correct methodology, include reasonable assumptions and adequately support assigned collateral values.

(c) A copy of the appraisal compliance program shall be submitted to the Regional Director and the Commissioner for review and comment. Within 30 days of receipt of any comments from the Regional Director and the Commissioner, the Board shall incorporate and adopt any changes required by the Regional Director or the Commissioner. Thereafter the Bank shall implement and adhere to the program.

STRATEGIC PLAN

11. (a) Within 60 days from the effective date of this ORDER, the Bank shall develop and submit for review as required by subparagraph (c), a written strategic plan (“Strategic Plan”) supported by an operating budget and consisting of goals and strategies, consistent with sound banking practices, and taking into account the Bank’s other written plans, policies, or other actions as required by this ORDER. The Strategic Plan shall contain an assessment of the Bank’s current financial condition and market area, and a description of the operating assumptions that form the basis for major projected income and expense components.

(b) The Strategic Plan shall include, at a minimum:

(i) identification of the major areas in and means by which the Bank will seek to improve operating performance;

(ii) specific goals to improve the net interest margin, increase interest income, reduce discretionary expenses,

(iii) financial goals, including pro forma statements for asset growth, capital adequacy, and earnings; and

(iv) coordination of the Bank’s loan, investment, funds management, and operating policies, profit and budget plan, and ALLL methodology with the Strategic Plan.

(c) The Strategic Plan shall be submitted to the Regional Director and the Commissioner for non-objection or comment. Within 30 days from receipt of non-objection or any comments from the Regional Director and the Commissioner, and after incorporation and adoption of all comments, the Board shall approve the Strategic Plan, which approval shall be recorded in the minutes of the Board meeting. Thereafter, the Bank shall implement and fully comply with the Strategic Plan.

(d) The Strategic Plan required by this ORDER shall be revised 30 days prior to the end of each calendar year, and approved by the Board, which approval shall be recorded in the minutes of the Board meeting. Thereafter, the Bank shall implement and adhere to the revised Strategic Plan.

BROKERED DEPOSITS

12. (a) The Bank shall not accept, renew, or rollover any brokered deposit, as defined by section 337. 6(a)(2) of the FDIC’s Rules and Regulations, 12 C.F.R. § 337.6(a)(2), unless it is in compliance with the requirements of 12 C.F.R. § 337.6(b), governing solicitation and acceptance of brokered deposits by insured depository institutions.

(b) The Bank shall comply with the restrictions on the effective yields on deposits described in section 337.6 of the FDIC’s Rules and Regulations, 12 C.F.R. § 337.6.

PROFIT AND BUDGET PLAN

13. (a) Within 60 days from the effective date of this ORDER, and within the first 30 days of each calendar year thereafter, the Bank shall formulate and submit for review as described in subparagraph (c), a written profit and budget plan (“Profit Plan”) consisting of goals and strategies, consistent with sound banking practices, and taking into account the Bank’s other written plans, policies, or other actions as required by this ORDER.

(b) The Profit Plan shall include, at a minimum:

(i) a description of the operating assumptions that form the basis for, and adequately support, material projected revenue and expense components;

(ii) specific goals to maintain appropriate provisions to the ALLL;

(iii) realistic and comprehensive budgets for all categories of income and expense;

(iv) an executive compensation plan, addressing any and all salaries, bonuses and other benefits of every kind or nature whatsoever, both current and deferred, whether paid directly or indirectly, which plan incorporates qualitative as well as profitability performance standards for the Bank’s senior executive officers;

(v) a budget review process to monitor the revenue and expenses of the Bank whereby actual performance is compared against budgetary projections not less than quarterly; and

(vi) recording the results of the budget review and any actions taken by the Bank as a result of the budget review in the Board minutes.

(c) The Profit Plan shall be submitted to the Regional Director and the Commissioner for non-objection or comment. Within 30 days from receipt of non-objection or any comments from the Regional Director and the Commissioner, and after incorporation and adoption of all comments, the Board shall approve the Profit Plan, which approval shall be recorded in the minutes of the Board meeting. Thereafter, the Bank shall implement and fully comply with the Profit Plan.

(d) Within 15 days following the end of each calendar quarter following completion of the Profit Plan required by this paragraph, the Board shall evaluate the Bank’s actual performance in relation to the Profit Plan, record the results of the evaluation, and note any actions taken by the Bank in the minutes of the Boards’ meeting at which such evaluation is undertaken. A copy of the evaluation, including any action taken, shall be submitted to the Regional Director and the Commissioner at such times as the Bank submits the progress reports required by this Order.

CORRECTION OF VIOLATIONS

14. The Bank shall take all steps necessary, consistent with other provisions of this ORDER and safe and sound banking practices, to eliminate or correct and prevent unsafe or unsound banking practices, violations of law or regulation, and all contraventions of regulatory policies or guidelines cited in the current Report of Examination.

COMPLIANCE COMMITTEE

15. (a) Within 30 days from the effective date of this ORDER, the Board shall establish a compliance committee (“Compliance Committee”) composed of at least three directors who are not now, and have never been, involved in the daily operations of the Bank, and whose composition is acceptable to the Regional Director and the Commissioner, to monitor and ensure the Bank’s compliance with this ORDER.

(b) Within 30 days from the effective date of this ORDER, and at monthly intervals thereafter, such Compliance Committee shall prepare and present to the Board a written report of its findings, detailing the form, content, and manner of any action taken to ensure compliance with this ORDER and the results thereof, and any recommendation with respect to such compliance. A copy of the report and any discussion related to the report or this ORDER shall be part of the minutes of the Board meeting. Copies of the monthly report shall be submitted to the Regional Director and Commissioner as part of the progress reports required by this ORDER. Nothing contained herein shall diminish the responsibility of the entire Board to ensure compliance with the provisions of this ORDER.

DIVIDEND RESTRICTION

16. The Bank shall not declare or pay any dividend without the prior written consent of the Regional Director and the Commissioner.

PROGRESS REPORTS

17. Within 30 days from the end of each calendar quarter following the effective date of this ORDER, the Bank shall furnish to the Regional Director and the Commissioner written progress reports detailing the form, manner, and results of any actions taken to secure compliance with this ORDER. All progress reports and other written responses to this ORDER shall be reviewed by the Board and made a part of the Board minutes.

SHAREHOLDER DISCLOSURE

18. Within 30 days from the effective date of this ORDER, the Bank shall send a copy of this ORDER, or otherwise furnish a description of this ORDER, to its parent holding company. The description shall fully describe the ORDER in all material respects.

The provisions of this ORDER shall not bar, estop, or otherwise prevent the FDIC or any other federal or state agency or department from taking any other action against the Bank or any of the Bank’s current or former institution-affiliated parties.

This ORDER shall be effective on the date of issuance.

The provisions of this ORDER shall be binding upon the Bank, its institution-affiliated parties, and any successors and assigns thereof.

The provisions of this ORDER shall remain effective and enforceable except to the extent that and until such time as any provision has been modified, terminated, suspended, or set aside by the FDIC.

Issued Pursuant to Delegated Authority.

Dated: August 8, 2012	By:	/s/ Scott D. Strockoz
Scott D. Strockoz
Acting Regional Director
New York Region
Federal Deposit Insurance Corporation